ANDERSEN GROUP, INC.

2003 RESTRICTED STOCK PLAN

ARTICLE I

Purpose of Plan

The 2003 Restricted Stock Plan (the "Plan") of Andersen Group, Inc., a Delaware corporation (the "Company") effective as of July 14, 2003, is established for present and future executives, and other key employees, directors and consultants of the Company and its Subsidiaries, as may be selected by the Committee.  The Plan is intended to advance the best interests of the Company and its stockholders by providing those persons who have a substantial responsibility for its management and growth with additional incentives by allowing them to acquire an ownership interest in the Company and thereby encouraging them to contribute to the success of the Company and its Subsidiaries and to remain in their employ.

ARTICLE II

Definitions

For purposes of the Plan, except where the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

"Board" shall mean the Board of Directors of the Company.

"Cause" means (i) a breach of the Participant's duty of loyalty to the Company or its Subsidiaries, (ii) the commission of a felony or other crime involving moral turpitude or the Commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries, (iii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct using the Company or any of its Subsidiaries substantial public disgrace, disrepute or economic harm, (iv) substantial and repeated failure to perform duties as reasonably directed by the Board or (v) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries.

"Committee" shall mean the Compensation Committee of the Board or such other committee which may be designated by the Board to administer the Plan.  The Committee shall be composed of two or more Non-Employee Directors, as defined in Rule 16b-3 under the 1934 Act, as such Rule 16b-3 may be amended from time to time, as appointed from time to time to serve by the Board.

"Common Stock" shall mean shares of the Company's Common Stock, par value $0.10 per share, or if the outstanding shares of Common Stock are hereafter changed into or exchanged for different shares or securities of the Company, such other shares or securities.

"Disability" shall mean the inability, due to illness, accident, injury, physical or mental incapacity or other disability, of any Participant to carry out effectively his or her duties and obligations to the Company or any of its Subsidiaries or to participate effectively and actively in the management of the Company or any of its Subsidiaries for a period of at least 180 consecutive days, as determined in the reasonable judgment of the Committee or the Board.

"Independent Third Party" means any Person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the shares of the Company's Common Stock on a fully-diluted basis (a "5% Owner") who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons.

"1934 Act" means the Securities Exchange Act of 1934, as amended.

"Participant" shall mean any present and future executive or other key employee, director or consultant of the Company or any of its Subsidiaries who has been selected to participate in the Plan by the Committee or the Board.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

"Restricted Stock Agreement" shall have the meaning set forth in Article V.

"Restricted Stock Grants" shall have the meaning set forth in Article V.

"Sale of the Company" means the sale of the Company to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power under normal circumstances to a majority of the Board (whether by merger, consolidation or sale or transfer of the capital stock) or (ii) all or a majority of the Company's assets determined on a consolidated basis.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of the limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member, director or general partner of such limited liability company, partnership, association or other business entity.

ARTICLE III

Administration

The Plan shall be administered by the Committee; provided that if for any reason the Committee shall not have been appointed by the Board, all authority and duties of the Committee under the Plan shall be vested in and exercised by the Board.  Subject to the limitations of the Plan, the Committee shall have the sole and complete authority to: (i) select Participants to receive Restricted Stock Grants, (ii) award Restricted Stock Grants to any Participant at any time prior to the termination of this Plan in such quantity, at such price, on such terms and subject to such conditions that are consistent with this Plan and established by the Committee from time to time, (iii) impose such limitations, restrictions and conditions upon any Restricted Stock Grants made to any Participant as it shall deem appropriate, (iv) interpret the Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) correct any defect or omission or reconcile any inconsistency in the Plan or in any Restricted Stock Grants awarded hereunder and (vi) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan.  Determinations by the Committee under the Plan including, without limitation, determinations of the Participants eligible for the Restricted Stock Grants, the form, amount and timing of Restricted Stock Grants, the terms and provisions of Restricted Stock Grants, and the writings evidencing Restricted Stock Grants, need not be uniform and may be made selectively among Participants who receive Restricted Stock Grants hereunder, whether or not such Participants are similarly situated.  The Committee's determinations on matters within its authority shall be conclusive and binding upon the Participants, the Company and all other Persons.  All expenses associated with the administration of the Plan shall be borne by the Company.  The Committee may, as approved by the Board and to the extent permissible by law, delegate any of its authority hereunder to such persons as it deems appropriate.

ARTICLE IV

Shares Eligible for Restricted Stock Grants

4.1            Number of Shares of Common Stock.  The number of shares of Common Stock with respect to which may be awarded as Restricted Stock Grants shall not exceed, in the aggregate, 330,000 shares; provided that the type and the aggregate number of shares of Common Stock which may be granted under the Plan shall be subject to adjustment in accordance with the provisions of paragraph 4.2 below, and further provided that to the extent any shares of Common Stock that are not awarded under a Restricted Stock Grant that has terminated or been canceled or any shares of Common Stock that have been forfeited in any manner, shall again be available under the Plan.  The shares of Common Stock available under the Plan may be either authorized and unissued shares, treasury shares or a combination thereof, as the Board or the Committee shall determine.

4.2            Adjustments.  In the event of a reorganization, recapitalization, stock dividend or stock split, or combination or other change, identified by the Committee, in the Common Stock, the Board or the Committee may make such adjustments, if any, in the number and type of shares authorized for issuance by the Plan; provided that fractions of a share will be rounded down to the nearest whole share, all as may be determined to be appropriate and equitable in the sole discretion of the Board or the Committee.

ARTICLE V

Restricted Stock Grants

5.1            Restricted Stock Grants.  The Committee may award shares of Common Stock to Participants, which shares shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe ("Restricted Stock Grants"):

            (a)            The purchase price per share of Common Stock for each Restricted Stock Grant shall be fixed by the Committee at not less than the then par value of a share of Common Stock.

            (b)            Restricted Stock Grants to Participants may be made subject to vesting, in one or more installments, upon the happening of certain events, upon the passage of a specified period of time, upon the fulfillment of certain conditions or upon the achievement by the Company or any Subsidiary, division, affiliate or joint venture of the Company of certain performance goals, as the Committee shall decide in each case when Restricted Stock Grants are awarded.

            (c)            In the event of a Sale of the Company, the Committee may provide, in its discretion, that some or all of the shares of Common Stock under a Restricted Stock Grant shall become fully vested for any Participant (i) who is employed by the Company or any of its Subsidiaries at the time of the Sale of the Company and (ii) whose employment is terminated by the Company without Cause within a specified period of time in connection with the consummation of the Sale of the Company.

            (d)            The Committee may provide, in its discretion, that some or all of the shares of Common Stock under a Restricted Stock Grant shall become fully vested upon the death or Disability of any Participant who is employed by the Company or any of its Subsidiaries at the time of the Participant's death or Disability.

            (e)            Restricted Stock Grants hereunder shall be subject to a written agreement (a "Restricted Stock Agreement") which shall be signed by the Participant and by the Chairman of the Board, the Chief Executive Officer or the President of the Company for and on behalf of the Company and shall be subject to the terms and conditions of the Plan prescribed in the Restricted Stock Agreement which the Committee shall deem necessary and desirable.

5.2            Forfeiture Upon Termination of Employment.  Except as otherwise provided by the Committee in the Restricted Stock Agreement for a Participant's Restricted Stock Grant, any portion of such Participant's shares of Common Stock that was not vested on the date of the termination of such Participant's employment shall be forfeited as of such date.

ARTICLE VI

General Provisions

            6.1            Listing, Registration and Compliance with Laws and Regulations.  Restricted Stock Grants awarded to Participants under this Plan shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares of Common Stock granted under this Plan upon any securities exchange or under any state or federal securities or other law or regulation, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the award of Restricted Stock Grants under the Plan, no Restricted Stock Grants, or shares of Common Stock may be granted, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The holders of such Restricted Stock Grants or shares of Common Stock shall supply the Company with such certificates, representations and information as the Company shall request and shall otherwise cooperate with the Company in obtaining such listing, registration, qualification, consent or approval.  In the case of officers and other Persons subject to Section 16(b) of the 1934 Act, the Committee may at any time impose any limitations upon the grant and/or vesting of Restricted Stock Grants or shares of Common Stock that, in the Committee's discretion, are necessary or desirable in order to comply with such Section 16(b) and the rules and regulations thereunder.

            6.2            Withholding of Taxes.  The Company shall be entitled, if necessary or desirable, to withhold from any Participant from any amounts due and payable by the Company to such Participant (or secure payment from such Participant in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any shares of Common Stock subject to Restricted Stock Grants, and the Company may defer such issuance unless indemnified to its satisfaction.

6.3            Rights of Participants.  Nothing in this Plan or in any Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant's employment at any time (with or without Cause), nor confer upon any Participant any right to continue in the employ of the Company or any of its Subsidiaries for any period of time or to continue his present (or any other) rate of compensation, and except as otherwise provided under this Plan or by the Committee in the Agreement, in the event of any Participant's termination of employment (including, but not limited to, the termination by the Company or any of its Subsidiaries without Cause), any portion of such Participant's Restricted Stock Grant that was not previously vested, or vested and exercisable, shall be forfeited or expire as of the date of such termination.  No employee shall have a right to be selected as a Participant or, having been so elected, to be selected again as a Participant.

6.4            Amendment, Suspension and Termination of Plan.  The Board or the Committee may suspend or terminate the Plan or any portion thereof at any time and may amend from time to time in such respects as the Board or the Committee may deem advisable; no such amendment shall be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the shares of Common Stock are listed, and no such amendment, suspension or termination shall impair the rights of Participants in respect of then outstanding Restricted Stock Grants awarded under this Plan without the consent of the Participants affected thereby.  No Restricted Stock Grants shall be awarded hereunder after the tenth anniversary of the adoption of the Plan.

6.5            Amendment, Modification and Cancellation of Agreements.  The Committee may amend or modify any Restricted Stock Agreement in any manner to the extent that the Committee would have had the authority under the Plan initially to award such Restricted Stock Agreement, provided that no such amendment or modification shall impair the rights of any Participant under any Restricted Stock Agreement without the consent of such Participant.

6.6            Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any awards of Restricted Stock Grants awarded thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided that any such Committee member shall be entitled to the indemnification rights set forth in this paragraph 6.6 only if such member has acted in good faith and in a manner that such member reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful, and further provided that upon the institution of any such action, suit or proceeding a Committee member shall give the Company written notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee member undertakes to handle and defend it on his own behalf.

6.7            Term of the Plan.  This Plan shall be effective as of July 14, 2003, subject to the approval of the Plan by the affirmative vote of the stockholders of the Company entitled to vote thereon at the time of such approval.  No Restricted Stock Grants shall be awarded under the Plan after July 13, 2013, but the term and exercise of Restricted Stock Grants awarded theretofore may extend beyond that date.